Exhibit 99.1

QC Holdings, Inc. Reports Strong First Quarter Results

Board Declares Regular $0.05 Quarterly Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 7, 2009--QC Holdings, Inc. (NASDAQ: QCCO) reported increases in revenue, gross profit and income from continuing operations during first quarter 2009 compared to first quarter 2008.

“We are very pleased with our first quarter results,” said QC Chairman and Chief Executive Officer Don Early. “Despite the continued deterioration in the economy, we were able to improve revenues, improve our loss ratio and successfully manage operating expenses. This effort produced a 16.5% growth in pretax income quarter-to-quarter.”

Highlights for the first quarter included:

  Income from continuing operations of $6.5 million, or $0.36 per diluted share, compared to $5.5 million, or $0.29 per diluted share, in first quarter 2008;
  A 4.3% increase in revenues to $55.2 million compared to $52.9 million in first quarter 2008; and
  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition, of $14.4 million, a 9.9% improvement over prior year’s first quarter.

“Our loss ratio was very good, consistent with the typical first quarter experience,” Early noted. “We believe this is indicative of efforts by our customers to reduce debt and to build savings. Meanwhile, revenue for our core short-term lending products was down roughly 3%. We believe this decline reflects the significant increase in the unemployment rate and weakening consumer spending and confidence.”

The three months ended March 31, 2009 and 2008, include discontinued operations relating to branches that were closed during each period, partly due to changes in payday loan laws that effectively preclude the product as offered.

For the three months ended March 31, 2009 and 2008, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to income from continuing operations, are provided below. The results for the three months ended March 31, 2008, include ballot referendum expenditures in Arizona of approximately $217,000 that were not deductible for income tax purposes. QC believes that it is useful to management and investors to analyze results after adjusting for this item to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

Revenues increased $2.3 million quarter-to-quarter. This increase reflects higher automotive loan volumes (due to an increase from one to five locations), partially offset by declines in payday loan volumes. QC originated approximately $273.9 million of payday loans during first quarter 2009, a 7.9% decrease from the $297.5 million during first quarter 2008. This decline is primarily attributable to reduced payday volume in Virginia, where the company began to offer an open-end credit product in late 2008. Installment and automotive loan volumes totaled $10.2 million for first quarter 2009 versus $6.1 million in prior year’s first quarter.

Revenues for comparable branches (those short-term lending branches that were open for the 15 months since December 31, 2007) were down 2.7%, or $1.4 million, to $50.1 million during the three months ended March 31, 2009. This decrease reflects reduced customer demand across most states.

Branch operating costs, exclusive of loan losses, increased to $24.6 million during the three months ended March 31, 2009, compared to $23.1 million in the same 2008 period. The increase was primarily attributable to cost of sales associated with the company’s automotive sales locations.

During the three months ended March 31, 2009, the company reported an increase in loan losses to $8.7 million compared to $8.4 million in the same 2008 period. The loss ratio for the current quarter totaled 15.7%, down slightly from the 15.9% in first quarter 2008. This improvement reflects lower returned items and a better collection rate quarter-to-quarter, partially offset by a higher allowance associated with the company’s new open-end credit product in Virginia and the developing automotive sales and finance business. The company sold approximately $294,000 of older debt during first quarter 2009. There were no sales of older debt in last year’s first quarter. Comparable branches totaled $7.8 million in loan losses during the quarter, which was approximately $700,000 lower than prior year’s first quarter.

QC’s branch gross profit in first quarter 2009 was $21.9 million, a 2.3% increase over prior year’s quarter. Gross profit for comparable branches during first quarter 2009 totaled $21.2 million, essentially the same as in prior year’s period.

Regional and corporate expenses declined to $9.4 million during the three months ended March 31, 2009, from $10.3 million in first quarter 2008 ($10.1 million, exclusive of the 2008 referendum initiatives). This decline is primarily attributable to reduced governmental affairs spending in first quarter 2009 versus first quarter 2008.

Net interest expense decreased approximately $150,000 from last year’s first quarter due to lower average interest rates on outstanding debt.

“Our field personnel did a great job during the quarter working with our customers,” noted QC President and Chief Operating Officer Darrin Andersen. “Despite the revenue challenges in our short-term lending branches during the quarter, a focus on collecting delinquent loans and controlling operating expenses produced gross profit improvement quarter-to-quarter.

“The legislative and regulatory environment continues to be dynamic for our short-term lending products. We are confident that thoughtful decision-makers will understand the overwhelming customer demand for our products and will evaluate dispassionately the various alternatives to meeting this demand. After such a process, consumers will benefit from having access to a variety of credit sources, including payday loans, short-term installment loans, open-end credit and other competitive choices.”

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable June 2, 2009, to stockholders of record as of May 19, 2009.

-BUSINESS OUTLOOK -

“As we consider the rest of 2009, the state of the economy and its impact on our customers will continue to affect our results,” Early said. “We have demonstrated our ability to execute our business in various types of economic cycles, balancing the need for revenue growth with reasonable losses.

“We anticipated the challenges with customer demand and believe that, absent meaningful changes in the broader economy, revenues for the remainder of 2009 will follow the first quarter experience. To the extent that debt reduction remains a primary objective for our customers, we believe our loss ratio will compare favorably to prior year.

“Our automotive sales and financing operation continues to improve as we refine our processes and strengthen our management and sales teams. We are pleased with the progress to date and look forward to developing this business with the same energy, professionalism and efficiency we utilize in our core short-term lending business.

“We look forward to producing solid long-term earnings growth and meaningful value for our shareholders.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 563 branches in 24 states at March 31, 2009. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 563 branches through a combination of de novo branches and acquisitions. During fiscal 2008, the company advanced nearly $1.4 billion to customers and reported total revenues of $227.7 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (4) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend in December 2007, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel and (7) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)
	Three Months Ended March 31,
	2008	2009
Revenues
Payday loan fees	$ 42,643	$39,377
Other	10,259	15,827
Total revenues	52,902	55,204
Branch expenses
Salaries and benefits	11,559	11,715
Provision for losses	8,399	8,662
Occupancy	6,333	6,302
Depreciation and amortization	1,094	1,042
Other	4,096	5,549
Total branch expenses	31,481	33,270
Branch gross profit	21,421	21,934

Regional expenses	3,443	3,463
Corporate expenses	6,905	5,951
Depreciation and amortization	675	733
Interest expense, net	1,200	1,048
Other expense, net	78	136
Income from continuing operations before income taxes	9,120	10,603
Provision for income taxes	3,585	4,140
Income from continuing operations	5,535	6,463
Loss from discontinued operations, net of income tax	(141)	(706)
Net income	$ 5,394	$5,757

Earnings (loss) per share:
Basic
Continuing operations	$ 0.29	$0.36
Discontinued operations	(0.01)	(0.04)
Net income	$ 0.28	$0.32

Diluted
Continuing operations	$ 0.29	$0.36
Discontinued operations	(0.01)	(0.04)
Net income	$ 0.28	$0.32
Weighted average number of common shares outstanding:
Basic	18,721	17,473
Diluted	18,914	17,553

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended March 31, 2008, the company believes that excluding the non-tax deductible 2008 Arizona referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2009

	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$42,643	$-	$42,643	$39,377	$-	$39,377
Other	10,259	-	10,259	15,827	-	15,827
Total revenues	52,902	-	52,902	55,204	-	55,204
Branch expenses
Salaries and benefits	11,559	-	11,559	11,715	-	11,715
Provision for losses	8,399	-	8,399	8,662	-	8,662
Occupancy	6,333	-	6,333	6,302	-	6,302
Depreciation and amortization	1,094	-	1,094	1,042	-	1,042
Other	4,096	-	4,096	5,549	-	5,549
Total branch expenses	31,481	-	31,481	33,270	-	33,270
Branch gross profit	21,421	-	21,421	21,934	-	21,934

Regional expenses	3,443	-	3,443	3,463	-	3,463
Corporate expenses	6,905	(217)	6,688	5,951	-	5,951
Depreciation and amortization	675	-	675	733	-	733
Interest expense, net	1,200	-	1,200	1,048	-	1,048
Other expense, net	78	-	78	136	-	136
Income from continuing operations before income taxes	9,120	217	9,337	10,603	-	10,603
Provision for income taxes	3,585	-	3,585	4,140	-	4,140
Income from continuing operations	5,535	217	5,752	6,463	-	6,463
Discontinued operations	(141)	-	(141)	(706)	-	(706)
Net income	$5,394	$217	$5,611	$5,757	$-	$5,757

Earnings (loss) per share:
Basic: Continuing operations	$0.29	$0.01	$0.30	$0.36	$-	$0.36
Discontinued operations	(0.01)	-	(0.01)	(0.04)	-	(0.04)
Net income	$0.28	$0.01	$0.29	$0.32	$-	$0.32

Diluted: Continuing operations	$0.29	$0.01	$0.30	$0.36	$-	$0.36
Discontinued operations	(0.01)	-	(0.01)	(0.04)	-	(0.04)
Net income	$0.28	$0.01	$0.29	$0.32	$-	$0.32

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the first quarter. (b) There were no adjustments for the three months ended March 31, 2009.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31,
	2008	2009

Income from continuing operations	$5,535	$6,463
Provision for income taxes	3,585	4,140
Depreciation and amortization	1,769	1,775
Interest expense	1,224	1,052
Non-cash losses on property dispositions	78	136
Stock option and restricted stock expense	681	807
Ballot referendum initiative expenditures (a)	217
Adjusted EBITDA	$13,089	$14,373

(a) To provide a more comparable basis for evaluation, for the three months ended March 31, 2008, the adjusted EBITDA computation excludes the 2008 referendum expenditures, as discussed in the footnotes to the Non-GAAP Reconciliations tables on the preceding page.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2008	March 31, 2009
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$17,314	$14,539
Loans receivable, less allowance for losses of $6,648 at December 31, 2008, and $7,821 at March 31, 2009	73,711	62,305
Prepaid expenses and other current assets	6,485	8,885
Total current assets	97,510	85,729
Property and equipment, net	23,664	22,036
Goodwill	16,144	16,505
Other assets, net	5,724	6,027
Total assets	$143,042	$130,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$298	$397
Accrued expenses and other liabilities	12,275	9,158
Deferred revenue	4,802	3,380
Income taxes payable	1,112	5,195
Debt due within one year	33,143	17,250
Total current liabilities	51,630	35,380

Non-current liabilities	4,386	4,266

Long-term debt	37,607	36,107
Total liabilities	93,623	75,753

Commitments and contingencies

Stockholders’ equity	49,419	54,544
Total liabilities and stockholders’ equity	$143,042	$130,297

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended March 31,
	2008	2009
	Unaudited	Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	596	585
De novo branches opened	2	1
Acquired branches	1
Branches closed	(2)	(23)
Number of branches, end of period	597	563

Short-term Lending Comparable Branch Data:
Total number of comparable branches	549	549
Comparable branch revenue	$51,539	$50,061
Percentage change		(2.7%)
Comparable branch net revenues	$43,047	$42,281
Percentage change		(1.6%)

Operating Data – Short-term Loans:
Loan volume	$297,456	$273,889
Average loan (principal plus fee)	370.61	369.53
Average fee	53.66	53.30

Operating Data – Installment Loans:
Loan volume	$5,680	$6,391
Average loan (principal)	519.28	504.62
Average term (days)	179	184

Operating Data – Automotive Loans:
Loan volume	$372	$3,842
Average loan (principal)	7,909	8,790
Average term (months)	31	32
Locations, end of period	1	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended March 31,
	2008	2009
	Unaudited	Unaudited
Other Revenues:
Installment loan interest and fees	$4,605	$4,477
Automotive sales and interest	601	4,379
Open-end credit fees		1,732
Credit services fees	1,402	1,593
Other	3,651	3,646
Total	$10,259	$15,827

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$23,163	$20,871
Recoveries	(13,070)	(13,342)
Adjustment to provision for losses based on evaluation of outstanding receivables	(1,694)	1,133
Total provision for losses	$8,399	$8,662

Provision for losses as a percentage of revenues	15.9%	15.7%
Provision for losses as a percentage of loan volume (all products)	2.7%	2.9%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications